EXHIBIT 10.1
SECOND AMENDMENT TO CREDIT AGREEMENT
     This Second Amendment to Credit Agreement (“Second Amendment”) is made as of this 9th day of September, 2009 by and among Borrowers (as defined below), which are listed on attached Schedule 1, the Lenders (as defined below) signatory hereto and Comerica Bank, as Agent for the Lenders (in such capacity, the “Agent”).
RECITALS
     A. PMFG, Inc. (“Holdings”), Peerless Mfg. Co. (the “Company”), PMC Acquisition, Inc. (“PMC Acquisition”), and, following the execution and delivery by any other Subsidiary (as defined in the Credit Agreement), and acceptance by the Agent, from time to time, of a Credit Agreement Joinder Agreement from such Subsidiary, collectively with the Company, PMC Acquisition and each such Subsidiary, the “Borrowers” and each individually, a “Borrower”) are party to that certain Revolving Credit and Term Loan Agreement dated April 30, 2008, with the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”) and Agent, as amended by that certain Consent and First Amendment to Credit Agreement dated as of September 4, 2009, and as further amended or otherwise modified from time to time (the “Credit Agreement”).
     B. Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein and Agent and the Lenders are willing to do so, but only on the terms and conditions set forth in this Second Amendment.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Borrowers, Agent and the Lenders agree as follows:
     1. Section 1 of the Credit Agreement is hereby amended as follows:
(a)	The following definitions are hereby added to Section 1 of the Credit Agreement:
“Applicable Equity Proceeds Recapture Percentage” shall mean (i) at any time the Consolidated Total Leverage Ratio is equal to or greater than 3.50 to 1:00, 100% with respect to the first $5,000,000 in Net Cash Proceeds generated by the issuance of Equity Interests and 50% with respect to any additional Net Cash Proceeds generated by the issuance of Equity Interests; and (ii) at any time the Consolidated Total Leverage Ratio is less than 3.50 to 1.00, 50%.
“Base Rate” shall mean for any day, that rate of interest per annum which is equal to the sum of the Applicable Margin plus the greatest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%) per annum, and (c) the Daily Adjusting LIBOR Rate plus one percent (1.0%) per annum; provided, however, for purposes of determining the Base Rate during any period that LIBOR Rate is unavailable as determined under Sections 11.3 or 11.4 hereof, the Base

Rate shall be determined using, for clause (c) hereof, the Daily Adjusting LIBOR Rate in effect immediately prior to the LIBOR Rate becoming unavailable pursuant to Sections 11.3 or 11.4.
“Base Rate Advance” shall mean an Advance which bears interest at the Base Rate.
“Daily Adjusting LIBOR Rate” shall mean for any day a per annum interest rate which is equal to the quotient of the following:
     (a) the LIBOR Rate;
     divided by
     (b) a percentage equal to 1.00 minus the maximum rate on such date at which Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;
     such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.
“Defaulting Lender” shall mean a Lender which, in the reasonable determination of the Agent (a) has failed to fund its Percentage of any Advance or to purchase participations in a Swing Line Advance or any Reimbursement Obligations as required under this Agreement, unless such Lender is disputing its funding obligation in good faith, (b) has otherwise failed to pay to the Agent or any other Lender any other amount required to be paid by it under the terms of this Agreement or any other Loan Document, unless such Lender is disputing such obligation to pay any such amount in good faith, (c) has been, or whose holding company has been, determined to be insolvent or that has become subject to a bankruptcy, receivership or other similar proceeding, or (d) prior to the time it became a party to this Agreement, has had a substantial portion of its assets or management (or a substantial portion of the assets or management of its holding company) taken over by any governmental authority or any governmental authority has restricted its ability to act under this Agreement, including its ability to enter into amendments, waivers or modifications of this Agreement or any of the other Loan Documents (provided that the exercise of the customary rights of a shareholder by a governmental authority which owns shares in such Lender (or its holding company) shall not be covered by this clause (d)), provided, however, in all cases that a Defaulting Lender shall no longer be deemed a Defaulting Lender when (i) the Defaulting Lender shall have cured the conditions which shall have caused it to be a Defaulting Lender hereunder and (ii) the Agent has agreed that such Lender shall no longer be deemed a Defaulting Lender hereunder.
“Defaulting Lender’s Unfunded Portion” shall mean (a) an amount equal to such Defaulting Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances funded by the Defaulting Lender under the Revolving Credit, plus (ii) such Defaulting Lender’s Revolving Credit Percentage of the aggregate outstanding principal amount of all Swing Line Advances and Letter of Credit Obligations.
“Impaired Lender” means a Defaulting Lender and any other Lender (a) which the Agent, the Issuing Lender or Swing Line Lender believes, in good faith, has defaulted (and continues to be in default) in fulfilling its obligations under any other syndicated credit facilities or as a participant in any other credit facility and such Lender is not in good faith disputing that such a failure has occurred, or (b) which, if carrying an investment grade rating of at least BBB- from S&P or Baa3 from Moody’s at the time it became a party to this Agreement, no longer carries a rating of at least BBB- from S&P or Baa3 from Moody’s, provided, however, in all cases that an Impaired Lender shall no longer be deemed an Impaired Lender when (i) the Impaired Lender shall have cured the conditions which shall have caused it to be an Impaired Lender hereunder and (ii) the Agent has agreed that such Lender shall no longer be deemed an Impaired Lender hereunder.
“LIBOR Floor” shall mean one percent (1.0%) per annum.
“LIBOR Rate” shall mean,
     (a) with respect the principal amount of any Eurodollar-based Advance outstanding hereunder, the per annum rate of interest determined on the basis of the rate per annum for deposits in United States Dollars for a period equal to the relevant Eurodollar-Interest Period, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by Agent and Borrowers, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate per annum at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period; and
(b) with respect to the principal amount of any Advance carried at the Daily Adjusting LIBOR Rate outstanding hereunder, the per annum rate of interest determined on the basis of the rate per annum for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by Agent and Borrowers, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average of the rate per annum at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder which is to bear interest at such “LIBOR Rate” and for a period equal to one (1) month.
“Non-Defaulting Lender” shall have the meaning ascribed to such term in Section 10.4.
“Purchase” is defined in Section 8.5 hereof.
“Second Amendment” shall mean that certain Second Amendment to Credit Agreement by and among the Borrowers, the Lenders and the Agent, dated as of September 9, 2009.”
“Second Amendment Effective Date” shall mean September 9, 2009.
“Second Amendment Fee” shall have the meaning ascribed to such term in Section 10(b) of the Second Amendment.
(b)	The following definitions set forth in Section 1 of the Credit Agreement are amended and restated in their entireties as follows:

“Consolidated Fixed Charges” shall mean, as of any date of determination, the sum, without duplication, of (i) all cash Consolidated Interest Expense paid or payable by any Credit Party in respect of such period on the Consolidated Funded Debt and in respect of Hedging Transactions less interest income (including, without limitation, income earned under Hedging Transactions plus losses incurred under Hedging Transactions), in each case for the four consecutive fiscal quarters ending on the applicable date of determination plus (ii) all installments of principal or other sums due and payable by any Credit Party with respect to the Consolidated Funded Debt (including principal payments in respect of the Term Loan and the principal component of obligations under Capitalized Leases, but excluding voluntary prepayments of the Term Loan), during the four consecutive fiscal quarters ending on the applicable date of determination plus (iii) all Distributions paid in cash by any Credit Party during the four consecutive fiscal quarters ending on the applicable date of determination plus (iv) all Purchases made in cash by any Credit Party during the four consecutive fiscal quarters ending on the applicable date of determination.
“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and Swing Line Lender), and (ii) unless a Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers, or any of Borrower’s Affiliates or Subsidiaries; (y) notwithstanding clause (d)(ii) of this definition, no assignment shall be made to an entity which is a competitor of any Credit Party without the consent of the Borrowers, which consent may be withheld in its sole discretion; and (z) and no assignment shall be made to an Impaired Lender without the consent of the Agent, and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and the Swing Line Lender.
“Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of the Applicable Margin, plus the greater of (a) the LIBOR Floor and (b) the quotient of:
     (i) the LIBOR Rate, divided by

     (ii) a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.
“Excess Cash Flow” shall mean, for any Fiscal Year, the sum of (a) Consolidated Net Income for such Fiscal Year plus (b) to the extent deducted in determining Consolidated Net Income, depreciation, depletion and amortization, minus (c) the sum of (i) Capital Expenditures made during such Fiscal Year, excluding any Capital Expenditures financed with money borrowed (other than with Advances of the Revolving Credit or the Swing Line) and the principal portion of any Capitalized Leases, (ii) the amount of all scheduled or mandatory payments or prepayments of principal on Funded Debt made during such Fiscal Year (excluding any payment (1) on the Revolving Credit or any other revolving loan facility except to the extent of any permanent reduction thereof, (2) in respect of Excess Cash Flow for any prior period and (3) with the Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds except to the extent that Consolidated Net Income was increased as a result thereof) and (iii) the amount of any other prepayment made during such Fiscal Year on any term Debt permitted hereunder, other than any optional prepayments on the Term Loan and other than the prepayment, in September 2009, of the Mezzanine Subordinated Debt.
“Fees” shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees, the Second Amendment Fee and the other fees and charges (including any agency fees) payable from time to time by Borrowers to the Lenders, the Issuing Lender or Agent hereunder or under the Fee Letter.
“Restricted Payment Threshold” shall mean maintaining, as of the end of the most recent fiscal quarter for which Holdings has reported under Section 7.1 hereof and, on a pro forma basis as of the date of the proposed Distribution or Purchase (as applicable), both before and after giving effect thereto, a Consolidated Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 (all capitalized terms used in this definition being defined using the definitions in effect on the First Amendment Effective Date).

(c)	Clause (e) of the definition of “Permitted Acquisitions” is hereby amended and restated as follows:
“(e) Both immediately before and after the consummation of such acquisition and after giving effect to the Pro Forma Projected Financial Information, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated Fixed Charge Coverage Ratio as of the end of the most recent fiscal quarter for which Holdings has reported under Section 7.1 hereof and, on a pro forma basis as of the date of the proposed acquisition, both before and after giving effect thereto, shall be equal to or greater than 1.40 to 1.00;”
(d)	The definitions of “Alternate Base Rate”, “Prime-based Rate” and “Prime-based Advance” are hereby deleted in their entirety from Section 1.

(e)	All references to “Prime-based Advance” and “Prime-based Rate” shall be deleted and replaced, respectively, with references to “Base Rate Advance” and “Base Rate” in the Credit Agreement and Exhibits to the Credit Agreement.
     2. Article 3 of the Credit Agreement is amended as follows:
(a)	Section 3.2 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (g); deleting the period (“.”) at the end of clause (h) and replace with “; and”; and add the following as new clause (i):

“(i) if any Revolving Credit Lender is an Impaired Lender, the Issuing Lender has entered into arrangements reasonably satisfactory to it to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit by all such Impaired Lenders, including, without limitation, the creation of a cash collateral account or delivery of other security by the Borrowers to assure payment of such Impaired Lender’s Percentage of all outstanding Letter of Credit Obligations.”

(b)	Section 3.6 of the Credit Agreement is hereby amended by adding the following as new clause (j):
“(j) In the event that any Revolving Credit Lender becomes an Impaired Lender, the Issuing Lender may, at its option, require that the Borrowers enter into arrangements reasonably satisfactory to Issuing Lender to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit by such Impaired Lender, including creation of a cash collateral account or delivery of other security to assure payment of such Impaired Lender’s Percentage of all outstanding Letter of Credit Obligations.”
     3. Article 4 of the Credit Agreement is hereby amended as follows:
(a)	The following shall be added to the end of clause (b) of Section 4.8:

“Notwithstanding the foregoing, subject to clauses (e) and (f) hereof, the Borrowers shall be required to prepay the Term Loan by an amount equal to one hundred percent (100%) of any Net Cash Proceeds received by any Credit Party from the sale of Equity Interests of, or all or substantially all of the assets of, Bos-Hatten, Inc. or any other operating Subsidiary or from the sale of an entire product division or product line, regardless (in each case) of whether the Borrowers have Reinvested or intend to Reinvest any such Net Cash Proceeds.”
(b)	Clause (c) of Section 4.8 is hereby amended and restated as follows:
“(c) Subject to clauses (e) and (f) hereof, (i) immediately upon receipt by any Credit Party of Net Cash Proceeds generated from the issuance of any Equity Interests of any Credit Party (other than Equity Interests under any stock option or employee incentive plans listed on Schedule 6.12 hereto (or any successor plans) or in connection with the conversion of any Subordinated Debt to equity) after the Second Amendment Effective Date, Borrowers shall prepay the Term Loan by an amount equal to the Applicable Equity Proceeds Recapture Percentage of such Net Cash Proceeds from the issuance of any Equity Interests; and (ii) immediately upon receipt by any Credit Party of Net Cash Proceeds generated from Net Cash Proceeds from the issuance of any Subordinated Debt after the Effective Date, Borrowers shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Net Cash Proceeds from the issuance of Subordinated Debt.”
     4. Clauses (a) and (b) of Section 7.9 of the Credit Agreement are amended and restated as follows:
“(a) Consolidated Total Leverage Ratio. Maintain a Consolidated Total Leverage Ratio as of the last day of each fiscal quarter ending during the periods specified below of not greater than the ratio set forth below opposite the applicable period:

Quarter Ending	Ratio
Fiscal Quarter ending June 30, 2009	4.00 to 1.00
July 1, 2009 through December 31, 2009	3.50 to 1.00
January 1, 2010 through September 30, 2010	4.00 to 1.00
October 1, 2010 and thereafter	3.50 to 1.00”
“(b) Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio as of the last day of each fiscal quarter during the periods specified below of not less than the ratio set forth below opposite the applicable period:

Quarter Ending	Ratio
Fiscal Quarter ending June 30, 2009	1.25 to 1.00
July 1, 2009 through September 30, 2009	1.40 to 1.00
October 1, 2009 through December 31, 2009	1.25 to 1.00
January 1, 2010 through March 31, 2010	1.10 to 1.00
April 1, 2010 through September 30, 2010	1.00 to 1.00
October 1, 2010 and thereafter	1.10 to 1.00”
     5. The following is hereby added as new Section 7.19 of the Credit Agreement:
“7.19 Second Amendment Fee. Within thirty (30) days of the Second Amendment Effective Date, pay to Agent, for pro rata distribution to the Lenders, the unpaid portion of the Second Amendment Fee.”
     6. Article 8 of the Credit Agreement is amended as follows:
(a)	Clause (d) of Section 8.5 is hereby amended and restated in its entirety as follows:
“(d) each Credit Party may declare and make Distributions to and Purchases from any other holder of any of its Equity Interests so long as (i) no Default or Event of Default under this Agreement has occurred and is continuing both before and after giving effect to the making of such Distribution or Purchase, (ii) the Credit Parties are in pro forma compliance with the financial covenants set forth in Section 7.9 hereof, after giving effect to such Distribution or Purchase, (iii) notwithstanding compliance with clauses (i) and (ii) of this subparagraph (d), the Credit Parties are also in compliance with the Restricted Payment Threshold, both before and after giving effect to such Distribution or Purchase and (iv) with respect to Distributions or Purchases to be made in any Fiscal Year, the Excess Cash Flow payment that is or will be required to paid during such Fiscal Year pursuant to Section 4.8(a) hereof has been paid, or the Borrowers have established cash reserves for the making of such Excess Cash Flow payment to the satisfaction of the Agent.”
     7. The following is hereby added to Article 10 as new Section 10.4:
“10.4 Treatment of a Defaulting Lender.
     (a) The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to any Borrower or any of their Subsidiaries, the Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.
     (b) If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to participate in the administration of the loans,

this Agreement and the other Loan Documents, including without limitation any right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be suspended for the entire period that such Lender remains a Defaulting Lender and the stated commitment amounts and outstanding Advances of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lender (or any class thereof), as the case may be, have taken or may take any action hereunder (including, without limitation, any action to approve any consent, waiver or amendment to this Agreement or the other Loan Documents); provided, however, that the foregoing shall not permit (i) an increase in such Defaulting Lender’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness outstanding to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the loans or other extensions of credit or other obligations of Borrowers owing to such Defaulting Lender, in each case without such Defaulting Lender’s consent, (iv) any other modification which under Section 13.10 requires the consent of all Lenders or the Lender(s) affected thereby which affects the Defaulting Lender differently than the Lenders that are not Defaulting Lenders (“Non-Defaulting Lenders”) affected by such modification, other than a change to or waiver of the requirements of Section 10.3 which results in a reduction of the Defaulting Lender’s commitment or its share of the Indebtedness on a non pro-rata basis.
     (c) To the extent and for so long as a Lender remains a Defaulting Lender and notwithstanding the provisions of Section 10.3 hereof, the Agent shall be entitled, without limitation, (i) to withhold or setoff and to apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Lender shall be delinquent or otherwise in default to Agent or any Lender (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, (ii) if the amount of Advances made by such Defaulting Lender is less than its Percentage requires, apply payments of principal made by the Borrowers amongst the Non-Defaulting Lenders on a pro rata basis until all outstanding Advances are held by all Lenders according to their respective Percentages and (iii) to bring an action or other proceeding, in law or equity, against such Defaulting Lender in a court of competent jurisdiction to recover the delinquent amounts, and any related interest. Performance by Borrowers of their respective obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section, except to the extent expressly set forth herein and in any event the Borrowers shall not be required to pay any Revolving

Credit Facility Fee under Section 2.9 of this Agreement in respect of such Defaulting Lender’s Unfunded Portion of the Revolving Credit for the period during which such Lender is a Defaulting Lender. Furthermore, the rights and remedies of Borrowers, the Agent, the Issuing Lender, the Swing Line Lender and the other Lenders against a Defaulting Lender under this section shall be in addition to any other rights and remedies such parties may have against the Defaulting Lender under this Agreement or any of the other Loan Documents, applicable law or otherwise, and the Borrowers waive no rights or remedies against any Defaulting Lender.”
     8. Sections 11.3, 11.4 and 11.5 of the Credit Agreement are hereby amended and restated in their entirety as follows:
“11.3 Circumstances Affecting LIBOR Rate Availability. If Agent or the Majority Lenders (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Lenders at the applicable LIBOR Rate, then Agent shall forthwith give notice thereof to Borrowers. Thereafter, until Agent notifies Borrowers that such circumstances no longer exist, (i) the obligation of Lenders to make Advances which bear interest at or by reference to the LIBOR Rate, and the right of Borrowers to convert an Advance to or refund an Advance as an Advance which bear interest at or by reference to the LIBOR Rate shall be suspended, (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to satisfaction of any conditions to conversion contained elsewhere herein), and (iii) effective immediately following such notice, each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to satisfaction of any conditions to conversion contained elsewhere herein).”
“11.4 Laws Affecting LIBOR Rate Availability. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the LIBOR Rate, such Lender shall forthwith give notice thereof to Borrowers and to Agent. Thereafter, (a) the obligations of the applicable Lenders to make Advances which bear interest at or by reference to the LIBOR Rate and the right of Borrowers to convert an Advance into or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended and thereafter only the Base Rate shall be available, and (b) if any of the Lenders may not lawfully continue to maintain an Advance which bears interest at or by reference to the LIBOR Rate, the applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the Base Rate. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.”
“11.5 Increased Cost of Advances Carried at the LIBOR Rate. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (a) shall subject any of the Lenders (or any of their respective Eurodollar Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Eurodollar Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Eurodollar Lending Offices); or
     (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective Eurodollar Lending Offices) or shall impose on any of the Lenders (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing matters is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the LIBOR Rate to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of an Advance which bears interest at or by reference to the LIBOR Rate, then such Lender shall promptly notify Agent, and Agent shall promptly notify Borrowers of such fact and demand compensation therefor and, within ten (10) Business Days after such notice, each Borrower agrees to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. Agent will promptly notify Borrowers of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause Borrowers to incur additional liability under Section 11.1 hereof, provided that Agent shall incur no liability whatsoever to the Lenders or Borrowers in the event it fails to do so. A certificate of Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.”
     9. Section 13.12 of the Credit Agreement is hereby amended and restated as follows:
“13.12 Substitution or Removal of Lenders.
If (a) the obligation of any Lender to make Eurodollar-based Advances has been suspended pursuant to Section 11.3 or 11.4, (b) any Lender has demanded compensation under Sections 3.4(c), 11.5 or 11.6, (c) any Lender has become an Impaired Lender or has not approved an amendment, waiver or other modification of this Agreement, if such amendment, waiver or modification has been approved by the Majority Lenders and the consent of such Lender is required or (d) a Borrower is required to make additional payments to or on account of Lender (or permitted assignee) under Section 10.1(d) solely as a result of a change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority that occurred after the date on which such Lender (or permitted assignee) first became a party to this Agreement (and the assignment below shall result in a reduction in the amount of the payments otherwise required to be made by the applicable Borrowers thereunder) (in each case, an “Affected Lender”), then the Borrowers shall have the following rights in addition to any other rights or remedies it may have hereunder:

     (i) Subject to Section 13.8 hereof, the Borrowers may, with the assistance of the Agent, seek a substitute Lender or Lenders (which may be one or more of the Lenders (the “Purchasing Lender” or “Purchasing Lenders”) to purchase the Advances of the Revolving Credit, Swing Line and/or the Term Loan, as the case may be and assume the Revolving Credit Aggregate Commitment (including without limitation the participations in Swing Line Advances and Letters of Credit) under this Agreement of such Affected Lender, and require the Affected Lender to sell its Advances of the Revolving Credit, Swing Line and/or the Term Loan, as the case may be, and assign its Revolving Credit Aggregate Commitment to such Purchasing Lender or Purchasing Lenders within two (2) Business Days after receiving notice from the Borrowers requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale, payable (in immediately available funds) in cash. In connection with any such sale, and as a condition thereof, the Borrowers shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender within ten (10) Business Days after such sale, (x) the amount of any compensation which would be due to the Affected Lender under Section 11.1 if the Borrowers had prepaid the outstanding Eurodollar-based Advances of the Affected Lender on the date of such sale (unless such Affected Lender is an Impaired Lender, in which case no such compensation shall be due) and (y) any additional compensation accrued for its account under Sections 3.4(c), 11.5 and 11.6 to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender’s commitment, and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. The Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrowers and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment and the applicable Percentages of the Term Loan of the Affected Lender, provided, however, that if the Affected Lender does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of the Lenders hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver an Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.12, the Borrowers or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8; and
     (ii) With respect to any Affected Lender that is an Impaired Lender, the Borrowers may, with the prior written consent of the Agent and the other Lenders (excluding any Impaired Lender) and notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to reduce the Revolving Credit Aggregate Commitment by the amount of the Revolving Credit Aggregate Commitment of such Affected Lender and repay all amounts (both any outstanding Term Loan Advances, subject to clause (D), below if such Affected Lender is a Defaulting Lender, and any Revolving Credit Advances) owing to such Affected Lender, subject to the following:
     (A) such Affected Lender shall receive an amount in cash equal to the outstanding principal amount owing to such Affected Lender under this Agreement, plus unpaid interest accrued thereon up to but excluding the date of the repayment. In addition, and as a condition thereof, the Borrowers shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such repayment, plus, if demanded by the Affected Lender within ten (10) Business Days after such repayment, (x) the amount of any compensation which would be due to the Affected Lender under Section 11.1 if the Borrowers had prepaid the outstanding Eurodollar-based Advances of the Affected Lender on the date of such repayment and (y) any additional compensation accrued for its account under Sections 3.4(c), 11.5 and 11.6 to but excluding said date;
     (B) after giving effect to the reduction in the Revolving Credit Aggregate Commitment and the payments required under subclause (A) above, the Borrowers shall have Unused Revolving Credit Availability, on the date of the repayment, of at least $5,000,000;
     (C) the stated dollar commitment of any other Lender is not increased thereby; and
     (D) if such Affected Lender is a Defaulting Lender and such Defaulting Lender holds no share of the Revolving Credit

Aggregate Commitment, or with respect to which the Borrowers have elected to reduce the Revolving Credit Aggregate Commitment of such Defaulting Lender by such Defaulting Lender’s Revolving Credit Percentage in accordance with the foregoing provisions of this clause (ii) the Borrowers may repay all amounts owing to such Lender in connection with the Term Loan, provided that (A) the Agent and the other Lenders (excluding any Impaired Lender) have consented to such payment in writing, (B) after giving effect to any reduction of the Revolving Credit Aggregate Commitment or payments on the Revolving Credit under clause (ii) above and payments on the Term Loan under this clause (iii), the Borrowers shall have Unused Revolving Credit Availability, on the date of the repayment, of at least $5,000,000; and (C) the stated dollar commitment of any other Lender is not increased thereby.”
     10. This Second Amendment shall become effective (according to the terms hereof) on the date (the “Second Amendment Effective Date”) that the following conditions have been fully satisfied by Borrowers (the “Conditions”):
(a)	Agent shall have received via facsimile or electronic mail (followed by the prompt delivery of original signatures) counterpart originals of this Second Amendment, in each case duly executed and delivered by the Agent, Borrowers and the Lenders; and

(b)	Borrowers shall have paid (i) to the Agent, for pro rata distribution to the Lenders, a non-refundable amendment fee (“Second Amendment Fee”) in an amount equal to 50 basis points on the Revolving Credit Aggregate Commitment and the outstanding principal amount of the Term Loan, in each case after giving effect to this Second Amendment, such fee to be fully earned on the Second Amendment Effective Date; provided, however, that Borrowers may elect to pay the Second Amendment Fee in two equal installments, by paying the first installment on the Second Amendment Effective Date and the second installment no later than thirty (30) days after the Second Amendment Effective Date, and (ii) to the Agent all fees and reasonable costs and expenses, if any, owed to the Agent and accrued to the Second Amendment Effective Date, in each case, as and to the extent required to be paid in accordance with the Loan Documents.
     11. Borrowers hereby certify to the Agent and the Lenders as of the Second Amendment Effective Date and after giving effect to this Amendment, that (a) execution and delivery of this Second Amendment and the other Loan Documents required to be delivered hereunder, and the performance by Borrowers of their obligations under the Credit Agreement as amended hereby (herein, as so amended, the “Amended Credit Agreement”) are within the Borrowers’ powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation or bylaws or other organizational documents of the parties thereto, as applicable, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Second Amendment, of any governmental body, agency or authority, and the Amended Credit Agreement and the other Loan Documents required to be delivered hereunder will constitute the valid and binding obligations of such undersigned parties enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in Section 6 of the Amended Credit Agreement are true and correct on and as of the Second Amendment Effective Date (except to the extent such representations specifically relate to an earlier date), and (c) on and as of the Second Amendment Effective Date, after giving effect to this Second Amendment, no Default or Event of Default shall have occurred and be continuing.
     12. Except as specifically set forth above, this Second Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Amended Credit Agreement (including without limitation all conditions and requirements for Advances and any financial covenants), any of the Notes issued thereunder or any of the other Loan Documents. Nor shall this Second Amendment constitute a waiver or release by the Agent or the Lenders of any right, remedy, Default or Event of Default under or a consent to any transaction not meeting the terms and conditions of the Amended Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents. Furthermore, this Second Amendment shall not affect in any manner whatsoever any rights or remedies of the Lenders with respect to any other non-compliance by Borrowers or any Guarantor with the Amended Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction. Borrowers hereby confirm that each of the Collateral Documents continues in full force and effect and secures, among other things, all of its obligations, liabilities and indebtedness owing to the Agent and the Lenders under the Credit Agreement and the other Loan Documents (where applicable, as amended herein).
     13. Borrowers hereby acknowledge and agree that this Second Amendment and the amendments contained herein do not constitute any course of dealing or other basis for altering any obligation of Borrowers, any other Credit Party, any Guarantor or any other party or any rights, privilege or remedy of the Lenders under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument.
     14. Except as specifically defined to the contrary herein, capitalized terms used in this Second Amendment shall have the meanings set forth in the Credit Agreement.
     15. This Second Amendment may be executed in counterpart in accordance with Section 13.9 of the Credit Agreement and shall be considered a “Loan Document” within the meaning of the Credit Agreement.
     16. This Second Amendment shall be construed in accordance with and governed by the laws of the State of Texas.

     WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent
By:	/s/ Kelly Cowherd
	Name:	Kelly Cowherd
	Title:	Assistant Vice President

Signature Page to Second Amendment

PMFG, INC.
By:	/s/ Peter Burlage
	Name:	Peter Burlage
	Title:	President

PEERLESS MFG. CO.
By:	/s/ Peter Burlage
	Name:	Peter Burlage
	Title:	President

NITRAM ENERGY, INC.
By:	/s/ Peter Burlage
	Name:	Peter Burlage
	Title:	President

BOS-HATTEN, INC.
By:	/s/ Peter Burlage
	Name:	Peter Burlage
	Title:	President

BURGESS — MANNING, INC.
By:	/s/ Peter Burlage
	Name:	Peter Burlage
	Title:	President

BURMAN MANAGEMENT, INC.
By:	/s/ Peter Burlage
	Name:	Peter Burlage
	Title:	President

Signature Page to Second Amendment

LENDERS:

COMERICA BANK, as a Lender, Issuing Lender and Swing Line Lender
By:	/s/ Kelly Cowherd
	Name:	Kelly Cowherd
	Title:	Assistant Vice President

Signature Page to Second Amendment

MB FINANCIAL BANK, N.A.
By:	/s/ David G. Killpack
	Name:	David G. Killpack
	Title:	Senior Vice President

Signature Page to Second Amendment

CITIBANK N.A.
By:	/s/ Yousuf Omar
	Name:	Yousuf Omar
	Title:	Senior Vice President

Signature Page to Second Amendment

SCHEDULE 1
Peerless Mfg. Co.
PMC Acquisition, Inc.
Nitram Energy, Inc.
Bos-Hatten, Inc.
Burgess — Manning, Inc.
Burman Management, Inc.

ATTACHMENT 1
Schedule 1.1
Applicable Margin Grid
Revolving Credit and Term Loan Facilities
(basis points per annum)

Basis for Pricing	Level I	Level II	Level III	Level IV**
Consolidated Total Leverage Ratio*	< 2.00 to 1.00	≥ 2.00 to 1.00 but < 2.50 to 1.00	≥2.50 to 1.00 but < 3.00 to 1.00	≥3.00 to 1.00
Revolving Credit:
Facility Fee	25.0	25.0	25.0	25.0
Eurodollar Margin	350.0	400.0	450.0	475.0
Base Rate Margin	275.0	300.0	350.0	375.0
Letter of Credit Fee	350.0	400.0	450.0	475.0
Term Loan:
Eurodollar Margin	375.0	425.0	475.0	500.0
Base Rate Margin	275.0	325.0	375.0	400.0

*	Definitions as set forth in the Credit Agreement.

**	Level IV pricing shall be in effect as of the Second Amendment Effective Date and shall adjust thereafter in accordance with Section 11.9(a).

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